WAIVER AGREEMENT


          THIS WAIVER AGREEMENT (this "Waiver Agreement") is made as of this 8th day of December, 1998, between FINGERHUT CORPORATION ("Fingerhut"), INFOCHOICE USA, INC. ("Infochoice"), a wholly owned subsidiary of Fingerhut, METRIS DIRECT, INC. ("Metris"), Metris' wholly owned subsidiary, DIRECT MERCHANTS CREDIT CARD BANK, NATIONAL ASSOCIATION ("Direct Merchants") and METRIS DIRECT SERVICES, INC. ("Metris Services"), a wholly owned subsidiary of Metris.
                            RECITALS

          A. The parties, as described below, have entered into the following agreements:

Database Access Agreement between Fingerhut and Metris, dated
October 31, 1996 (the "Database Access Agreement");

Data Sharing Agreement between Fingerhut and Direct Merchants, dated October 31, 1996 (the "Data Sharing Agreement");

Extended Service Plan Agreement between Fingerhut, Infochoice and
Metris, dated October 31, 1996 (the "Extended Service Plan
Agreement");

Co-Brand Credit Card Agreement between Fingerhut, Metris and
Direct Merchants, dated October 31, 1996 (the "Co-Brand Credit
Card Agreement"); and

Agreement between Fingerhut and Metris Services, dated February
5, 1998, relating to credit card registration (the "Credit Card
Registration Agreement").

Collectively, the foregoing agreements are sometimes referred to herein as the "Agreements" and individually as an "Agreement".

          B. Metris desires to enter into the transaction described in Exhibit A attached hereto (the "Transaction").

          C. Certain elements of the Transaction may constitute a "change of control" as defined in each of the Agreements, permitting Fingerhut to terminate any or all of the Agreements.

          D. Metris, Direct Merchants and Metris Services have requested that Fingerhut waive its right to terminate the Agreements, and Fingerhut is willing to do so, but only on the terms and conditions set forth in this Waiver Agreement.

          ACCORDINGLY, the parties hereby agree as follows:

          1. Fingerhut hereby agrees not to terminate any of the Agreements as a result of consummation of Phase 1 of the Transaction; and Fingerhut agrees not to terminate any of the Agreements as a result of consummation of Phase 2 of the Transaction so long as consummation of phase 2 of the Transaction occurs on or before June 30, 1999, all in accordance with the description attached hereto as Exhibit A. In executing this Waiver Agreement, Fingerhut expressly reserves the right to terminate each of the Agreements upon the occurrence of any change of control, as defined in that Agreement, other than the change of control resulting from consummation of the Transaction on or before the date specified above; provided, however, that Fingerhut will agree to a subsequent change of control so long as it is demonstrated to Fingerhut's reasonable satisfaction that such change of control will not result from a transaction that involves an entity that is deemed reasonably likely to compete with Fingerhut or any of its affiliates.

          2. The Database Access Agreement is hereby amended as follows:

     (a) Section 1.1 of the Database Access Agreement is hereby revised by deleting the fourth and fifth sentence thereof and substituting the following:
"Fingerhut reserves for itself, its affiliates and subsidiaries, and its licensees, the right to use the Customer Database (specifically the Fingerhut customer file and the suppress file), including without limitation the right to license the use of the Customer Database to unaffiliated third parties, provided, however, that neither Fingerhut, its subsidiaries or other affiliates (except to the extent permitted in Exhibit B) shall have the right to use the Customer Database to offer Financial Service Products until after October 31, 2001. Fingerhut and Metris confirm that Fingerhut may continue to license the Customer Database (specifically the Fingerhut Customer files and the suppress files) to the parties identified in Exhibit D attached hereto and incorporated herein by reference; provided, however, that through October 31, 2001, such parties do not use the Customer Database to offer Financial Services Products, except those Financial Services Products now being offered by such parties through use of the Customer Database, which may continue to be offered; and provided further that Fingerhut will remit to Metris monthly 80% of all revenues received by Fingerhut from such licensing through December 31, 1999 and 25% of all revenues received by Fingerhut from such licensing thereafter through October 31, 2001. For purposes of the preceding sentence, any product offered by any Company listed on Exhibit D at the end of 1999 which is known to Metris and not regarded by Metris as a Financial Services Product prior to December 31, 1999 shall not be regarded as a Financial Services Product after December 31, 1999"

     (b) Exhibit B to the Database Access Agreement is hereby deleted and Exhibit B attached hereto is hereby substituted therefor.

     (c) Exhibit C to the Database Access Agreement is hereby amended by reducing the amount of the non-refundable Database
License fee due in 2001 and 2002 (on October 31 in each year) from $2,000,000 each year to $1,000,000 each year.

     (d) Exhibit D to the Database Access Agreement is hereby deleted and Exhibit D attached hereto is hereby substituted therefor.

     (e) The first and second sentences of Section 7.1 of the Database Access Agreement are hereby deleted and the following substituted therefor:

"This Agreement shall take effect upon the date first written above and shall remain in effect until October 31, 2003; provided, however, that after October 31, 2001, (i) Metris' use of the Customer Database shall be limited to nonexclusive access to the Customer Database (specifically the Fingerhut Customer files and the suppress file), and (ii) Fingerhut may use the Customer Database for any purpose whatsoever. On or before October 31, 2001, Metris and Fingerhut shall mutually agree on the parameters and the frequency of Metris' access to the Fingerhut Customer files."

          3. The Data Sharing Agreement is hereby amended by deleting the first and second sentences of Section 3.1 and substituting the following:

"This Agreement will terminate on October 31, 2003; provided, however, that that after October 31, 2001, all rights in this Agreement characterized as exclusive to Direct Merchants shall automatically be nonexclusive, and the rights in the fourth sentence of Section 2.3 of this Agreement, characterized as exclusive to Fingerhut, shall automatically be nonexclusive."

          4. The Extended Service Plan Agreement is hereby amended as follows:

     (a) Section 1.1 of the Extended Service Plan Agreement is hereby deleted and the following substituted therefor:

     "Section 1.1 During the term of this Agreement, Fingerhut will offer the Extended Service Agreement to all of its Customers who purchase merchandise eligible for extended service beyond the Merchandise Warranty and will particularly emphasize the Extended Service Agreement in respect of all electronics products sold by Fingerhut."

     (b) Section 5.14 of the Extended Service Plan Agreement is hereby amended by deleting the first and second sentences of
Section 5.14(a) and substituting the following:

"Unless otherwise mutually agreed to by the parties, on or before January 1 1999 and 2001, Fingerhut and Metris agree to evaluate the Marketing Management Fee and the Underwriting and Servicing Fee (collectively, the "Fees") as set forth in this Agreement and Exhibits A and B attached hereto to ensure that the Fees to be charged in the year beginning on each such January 1 are competitive with those charged by others for comparable services."

     (c) The first sentence of Section 5.14(b) is hereby deleted and the following substituted therefor:

"In the event Fingerhut and Metris are unable to agree on the then market rate for the Fees to be charged hereunder, they agree to send out within five (5) days after January 1, requests for proposals ("RFPs") to three (3) reputable companies that are in the business of providing extended product service or extended warranty coverage for retailers to sell to their customers (the "Independent Providers").

          5. In addition to the consideration in the form of the mutual promises and agreements set forth in the preceding sections of this Waiver Agreement, including Fingerhut's agreement herein not to terminate the Agreements as a result of the "change of control" under the Transaction, as additional consideration for the respective agreements of the parties hereto, Fingerhut agrees that neither Fingerhut nor any affiliate of Fingerhut shall, directly or indirectly, recruit, solicit or otherwise induce any present or future employee of Metris, Direct Merchants, Metris Services or any affiliate of any of them to become an employee of Fingerhut or any affiliate of Fingerhut or to otherwise discontinue such employment relationship, or otherwise interfere with any such employment relationship (provided that nothing herein shall prohibit the solicitation by Fingerhut or any affiliate of Fingerhut of employees by general advertisement or searches).

          6. In addition to the consideration in the form of the mutual promises and agreements set forth in the preceding sections of this Waiver Agreement, as additional consideration for the respective agreements of the parties hereto, Metris, Direct Merchants and Metris Services each agree that neither Metris, Direct Merchants, Metris Services nor any affiliate of any of them shall, directly or indirectly, recruit, solicit or otherwise induce any present or future employee of Fingerhut or any affiliate of Fingerhut to become an employee of Metris, Direct Merchants, Metris Services or any affiliate of any of them or to otherwise discontinue such employment relationship, or otherwise interfere with any such employment relationship (provided that nothing herein shall prohibit the solicitation by Metris, Direct Merchants, Metris Services or any affiliate of any of them of employees by general advertisement or searches).

         7.   Except as expressly amended by this Waiver
Agreement or as necessary to give effect to the amendments contained in this Waiver Agreement, all of the Agreements shall remain in full force and effect.

          8. The undersigned acknowledge that not all of the parties hereto are a party to every Agreement, and the undersigned executed this Waiver Agreement and are bound hereby only with respect to the Agreements to which they are a party.

          Executed as of the day and year first above written.

                              FINGERHUT CORPORATION

                              By/s/ Michael Sherman
                              Its Executive Vice President


                              METRIS DIRECT, INC.
                              By/s/ Ronald N. Zebeck
                              Its President


                              DIRECT MERCHANTS CREDIT CARD
                              BANK, NATIONAL ASSOCIATION

                              By/s/ Ronald N. Zebeck
                              Its Chairman


                              METRIS DIRECT SERVICES, INC.
                              By/s/ Ronald N. Zebeck
                              Its President and Chief Executive Officer


                              INFOCHOICE USA, INC.
                              By/s/ Michael Sherman
                              Its Executive Vice President


                            EXHIBIT A

                         THE TRANSACTION


Phase 1

Affiliated entities of Thomas H. Lee Company (the "Lee Company") will purchase $200,000,000 of Series B Perpetual Preferred Stock with a dividend rate of 12.5% (the "Series B Preferred") and $100,000,000 of Senior Notes due 2006 (the "Notes") with an interest rate of 12% and receive 3.75 million ten-year warrants to purchase Metris common stock at a strike price of $30 per share (the "Warrants"). Upon the issuance of the Series B Preferred and the Notes, subject to applicable regulatory approval, the Lee Company will be entitled to appoint two additional directors to the Board, increasing the size of the Board to nine directors. In the event that shareholder or regulatory approval is not obtained, both the dividend rate on the Series B Preferred and the interest rate on the Notes will increase to 15%, and the Warrants will become immediately exercisable.


Phase 2

Upon receipt of applicable regulatory and shareholder approval, Series B Preferred, the Warrants and the Notes will automatically convert to approximately 805,369 of Series C Perpetual Convertible Stock (the "Series C Preferred Stock"), subject to adjustments. Each share of the Series C Preferred Stock will be convertible into ten (10) common shares at an effective conversion price of $37.25 per common share, subject to adjustment, and will have a 9% dividend payable in additional Series C Preferred Stock, guaranteed for a seven-year period. When the Series C Preferred Stock is converted into common shares, the Lee Company would initially own approximately 28.7% of Metris, on a fully diluted basis. Upon completion of the exchange of Series B Preferred and the Notes into the Series C Preferred Stock, the Warrants would be cancelled and the holders of the Series C Preferred Stock would be entitled to elect two additional directors to the Board, thereby increasing the size of the Board to eleven directors.



                            EXHIBIT B

                   FINANCIAL SERVICE PRODUCTS

Accidental Death Insurance
  - Metris can offer Credit Life and Accidental Death Insurance to its customers
  - Fingerhut can offer Credit Life and Accidental Death Insurance to its customers
Medical and Hospitalization Insurance Products
Warranty or Extended Service Plans
Bank Deposit Accounts
Investment Services (Annuities, Mutual Funds, CDs)
Consumer Loans (other than closed end installment or revolving credit loans to customers of Fingerhut Corporation and its affiliates)
Student Loans
Auto Lending/Leasing
Equity Loans, Mortgages
Bank Credit Cards
Prepaid Affiliation Cards, including smart cards, but only of Visa, Mastercard, American Express and Discover
Debit Cards
Co Branded Bank Cards, except private label cards issued by Fingerhut National Bank to customers of Fingerhut or affiliates Credit Card Registration
Roadside Assistance Clubs Affinity Bank Credit Cards Membership fee-based Travel Clubs Mobile Home Financing
Credentials Products (membership based product providing credit data to consumers)


Financial Services Products may be offered via the Internet to persons in the Customer Database by any affiliate of Fingerhut which is not controlled by Fingerhut so long as until October 31, 2001, (i) the business of the affiliate is offering goods and services via the Internet which are not primarily Financial Services Products, (ii) the affiliate does not offer Financial Services Products through other direct marketing channels and
(iii) the business of offering any such Financial Services Products by the affiliate is subordinate to the business of offering other goods and services. An affiliate of Fingerhut that is not controlled by Fingerhut but becomes controlled by Fingerhut may continue offering Financial Services Products via the Internet to persons in the Customer Database to the extent required by any contractual obligations incurred by it prior to becoming controlled by Fingerhut so long as until October 31, 2001 the conditions in clauses (i), (ii) and (iii) above continue to be met. As of this date Fingerhut does not control any affiliates the business of which is offering goods and services via the Internet.

For purposes of the foregoing paragraph, Fingerhut shall not be deemed to control an affiliate unless it owns more than 50% of the affiliates' voting stock or unless more than 50% of the members of the affiliates' board of directors are employees or directors of Fingerhut.

M1:430862.11
                            EXHIBIT D


1. 20th Century Insurance
2. Allstate (except Roadside Assistance)
3. American General Finance
4. Blue Cross Blue Shield
5. Cigna
6. Colonial Exchange
7. Eastern Mortgage
8. Gerber
9. Globe Life
10.  Guarantee Reserve
11.  Guarantee Trust Life
12.  Harvest Life Insurance
13.  HealthFirst
14.  Kaiser CHP
15.  Lincoln Mutual
16.  Metropolitan Life
17.  Millersfirst
18.  Mutual of Omaha
19.  Nationwide Insurance
20.  Personal Mortgage Corp.
21.  PMIC *
22.  Providian
23.  Response Insurance 24.  Response Marketing
25.  Signature Group - Security Card
26.  Superior Bank
27.  Universal Lending Group




* Financial Services Products are now being offered by Metris without obligation to remit any portion of revenues received until November 1, 2001, following which date, Metris will remit to Fingerhut 25% of all revenues received from PMIC.